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                                                                 EXHIBIT 10.3

                           MEMORANDUM OF AGREEMENT

     This Memorandum of Agreement (hereinafter the "Agreement") is made and entered into effective as of the 14th day of September, 1993 by and between Grumman Aerospace Corporation, a corporation organized and existing under the laws of the State of New York, having an office at Bethpage, New York 11714-3592 (hereinafter called "Grumman") and the Andrea Electronics Corporation ("AEC"), a corporation organized and existing under the laws of the State of New York, having an office at 11-40 45th Road, Long Island City, New York 11101, and cancels and supersedes the Memorandum of Agreement between the parties dated 3/30/93.

                             W I T N E S S E T H:

     WHEREAS, Grumman is a supplier of major equipment for the U.S. Government, including electronic communications equipment; and

     WHEREAS, AEC is a designer of certain communications headset components,

     NOW, THEREFORE, Grumman and AEC do hereby mutually agree as follows:

ARTICLE 1:     Purpose
               -------
     1.1 The purpose of this Agreement is to set forth the terms and conditions under which Grumman and AEC will cooperate in the design, development, testing, marketing and manufacturing of Headset Systems.

ARTICLE 2:     Definitions
               -----------
          As used herein, the following terms shall have the following meaning:

          2.1 "Technical Data" shall mean technical data as defined in FAR 352.227-7013 produced as a result of this Agreement or used in its performance.

          2.2 "ANC" shall mean the "Active Noise Cancellation" component of the Headset System.

          2.3 "ANR" shall mean the "Active Noise Cancellation" component of the Headset System.

          2.4  "Headset  System" shall mean  a complete headset  system which
               contains  the  Underlying   Technology  and  the   Application
               Technology.

          2.5 "Engineering Prototype" shall mean the Headset Systems which AEC shall produce for qualification testing pursuant to the terms below.


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
          2.6 "Underlying Technology" shall refer to AEC's ANR and ANC designs existing at the time of this Agreement.

          2.7 "Application Technology" shall refer to the design of the Engineering Prototype and further improvements approved by the Technical Design Authority.

          2.8 "Data Package" shall mean such technical information in recorded form sufficient to enable Grumman or its suppliers to manufacture end items or components of the Underlying Technology.

          2.9 "Technical Design Authority" is defined as the responsibility for the adequacy and sufficiency of the Headset System design.

ARTICLE 3:  Relationship of the Parties
            ---------------------------

          3.1 This Agreement is not intended to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business entity of any kind between the parties hereto, and the rights and obligations of the parties shall not be construed as providing for the sharing of profits or losses arising out of the efforts of either of the parties.

          3.2 Neither party shall have any authority to act for or to bind the other party in any respect whatsoever, nor, except as otherwise specifically provided herein, to incur any debts or liabilities in the name of or on behalf of the other party hereto.

          3.3 Except as otherwise specifically provided for herein, nothing contained in this Agreement shall preclude either party hereto from engaging in its normal outside marketing efforts in connection with the offering for sale or the sale of its products and/or services or from soliciting or accepting any contract or subcontract from any third party for any program or project.

          3.4 Except as otherwise provided herein, each party hereto shall be responsible for its own costs and expenses incurred in discharging the obligations set forth herein.

          3.5 Neither party shall have any liability to the other party for delayed performance in carrying out its obligations under this Agreement provided that the party who has incurred the delayed performance has been diligent in its efforts to perform the obligations assumed by it under this Agreement.

          3.6 The parties recognize and agree that the work to be conducted hereunder may have general applicability to various future projects either for the Government or for other third parties. In discharging their respective obligations under this Agreement, Grumman and AEC warrant to each other that no portion of the work to be done under this Agreement is otherwise required of either of them as an element of performance under any existing contract which they may have with any other parties, including the United States Government.


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ARTICLE 4:  Design Obligations of AEC
            -------------------------

          4.1 AEC shall perform all necessary design and development work to produce a quantity of (Confidential Treatment) Engineering Prototypes which meet the requirements of Exhibit A hereto. The Prototypes shall be the joint property of Grumman and AEC. Grumman's use of the Prototypes shall be limited to testing, evaluation, marketing and loan to potential customers.

          4.2 The work described in 4.1 shall be performed in accordance with the schedule specified in the Statement of Work and attached hereto as Exhibit B.

          4.3 AEC shall be responsible for the qualification testing of the Engineering Prototypes in accordance with the Product Function Specification attached hereto as Exhibit A.

          4.4 Grumman shall be responsible for having the headsets placed upon the U.S. Qualified Parts List ("QPL"). AEC shall be responsible for maintaining all required internal procedures, processes and controls to support the QPL process.

ARTICLE 5:  Design Obligations of Grumman
            -----------------------------

          5.1 Grumman shall assist AEC in upgrading its quality assurance system standards to those of MIL-Q-9850 and/or ISO 9000/Q-90.

          5.2 Grumman shall supply AEC with reasonable and necessary support in the qualification testing of the Engineering Prototypes.

ARTICLE 6:    Design Funding
              --------------

          6.1 Grumman and AEC shall jointly fund the design of the Engineering Prototypes according to a (Confidential Treatment) ratio. Maximum total funding by Grumman shall not exceed (Confidential Treatment) ("Grumman Funding"). The Grumman Funding shall be distributed in accordance with the Purchase Order attached hereto as Exhibit C. AEC shall thereafter continue its funding until successful completion of its design obligations. AEC shall segregate all its design costs and shall provide Grumman with a monthly accounting of same. The books and records of AEC relating to this Agreement shall be available for inspection by Grumman upon prior written notice to AEC at reasonable times during the course of this Agreement and for three years thereafter.

          6.2 Grumman and AEC each represent and warrant that the sources of funding that they will use to fund the Project shall not result in the grant to the United States Government or to any third party of any rights in the Projects, including rights in the Engineering Prototypes or in any of the Technical Data.

ARTICLE 7:    Design Rights
              -------------


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          7.1  AEC represents and warrants that  it has full rights and title to  the Underlying  Technologies and  has the  authority to  enter into  this
Agreement.   All rights  to the Underlying  Technologies and  the Application
Technology are and shall remain the property of AEC. AEC hereby grants to Grumman, subject to Article 14.6 herein, in consideration of Grumman's
Funding   provided  hereunder,  exclusive  worldwide  rights  to  market  the
Application Technology for the foreign and domestic, direct and indirect, military sales market, all as defined in Article 8.1(a).

          7.2  Upon  qualification  of  the Engineering  Prototypes,  Grumman
shall be the  Technical Design Authority.   No changes to the  Headset System
design may thereafter be made without prior written approval of Grumman.

          7.3 Inventions conceived jointly by employees of both parties during work under this Agreement and patents arising from such joint inventions shall be the joint property of Grumman and AEC, and shall be available to be utilized by the parties hereto only with prior consultation and agreement between the parties hereto. The parties agree to select mutually acceptable patent attorneys to file and prosecute United States Patent applications based on such joint patentable inventions and to share equally the cost of such services and expenses reasonably incurred by such attorneys, and, without further compensation, to give such attorneys all reasonable assistance, to cause all necessary papers to be executed and do all things that may reasonably be required to obtain United States patents on such joint inventions. The cost of filing and prosecuting patent applications on joint inventions shall be shared equally between the parties and each party shall cooperate with the other in providing technical information and assistance necessary for filing and prosecuting such applications.

          7.4 If either party elects not to continue prosecution of any application it has shared in filing pursuant to this Article, then it shall promptly notify the other party in writing of such election, giving said other party the right to take over such prosecution at its sole expense. The party who decides not to file or prosecute such application shall assign its interest therein to the other party but shall retain a royalty-free, non-exclusive license, without the right to grant sublicenses, under any patent issuing thereon.

          7.5 Except as otherwise provided in Article 7.1, each party shall retain the exclusive right and ownership of all intellectual property owned by it, and nothing contained in this Agreement shall be construed as giving either party a license in, to or under any technical information, trade secrets, designs or inventions whether or not patented or patentable, which are owned or controlled by the other party hereto.

ARTICLE 8:    Production
              ----------

          8.1 The parties anticipate that production of the Headset System demonstrated and qualified by the Engineering Prototypes may be marketable to the U.S. Government and others on a variety of programs. In the event an opportunity for such a production sale arises, the parties agree as follows:


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               (a)  AEC   agrees  to  sell  the   Headset  System   and   its
components exclusively to Grumman for all U.S. domestic military sales, all U.S. foreign military sales, and all direct foreign sales for military purposes; provided, however, that the foregoing shall not be construed to include AEC's existing customers as set forth on Exhibit D attached hereto
and  made a part hereof.   For the purposes of  this Agreement, U.S. military
sales  shall  be deemed  to  include  the  Advanced Research  Project  Agency
(A.R.P.A.).

               (b) Grumman agrees that when it receives an RFP which contains a headset requirement which could be fulfilled by the Headset System, AEC shall be a preferred supplier for said requirement subject to customer approval and negotiation by the parties of a mutually acceptable team agreement.

ARTICLE 9:    Protection of Proprietary Information
              -------------------------------------

          9.1 During the term of this Agreement, Grumman and AEC may disclose to each other certain technical or business information which each party considers to be its valuable proprietary property. All such information shall hereinafter be collectively referred to as "Proprietary Information." All Technical Data as defined by this Agreement shall be considered to be Proprietary Information. Proprietary Information disclosed by one party to the other will be clearly marked with a label such as "Proprietary" or "Confidential". Proprietary Information which is orally disclosed will be followed-up by the disclosing party within ten (10) businesses days with a written description of the Proprietary Information which is clearly labeled "Proprietary" or "Confidential."

          9.2 A recipient of Proprietary Information shall protect the Proprietary Information against unauthorized disclosure or use for any purpose other than that stated in this Agreement, using the same degree of care, but not less than a reasonable degree of care, as the recipient uses to protect its own Proprietary Information of a like nature.

          9.3 This Agreement imposes no obligation upon a recipient with respect to any Proprietary Information disclosed under this Agreement which:
(a) was in  the recipient's possession before receipt from  the discloser; or
(b) is or becomes a matter of public knowledge through no fault of the recipient; or (c) is rightfully received by the recipient from a third party without a duty of protection; or (d) is independently developed by the recipient; or (e) is disclosed by recipient with the discloser's prior written approval.

          9.4 Each party hereto warrants that it has the right to make the disclosures that it makes under this Agreement and that all such disclosures are at the sole discretion of the disclosing party.

          9.5 Proprietary Information disclosed under this Agreement shall be retained in confidence by the recipient for a period of (Confidential Treatment) years from the effective date of this Agreement. During such period the receiving party shall use the Proprietary Information of the disclosing party received hereunder only in carrying out the activities required to complete the Project and shall disclose such Proprietary Information only to those of its employees having a justified need to know with respect to completion of the Project.

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          9.6  Disclosure  of   Proprietary  Information   of  either   party
hereunder to a subcontractor shall only be done after the subcontractor has entered into a written agreement obligating him to protect the disclosure of Proprietary Information of the other party hereto under terms and conditions similar to those contained herein.

          9.7   Disclosure   of  Proprietary   Information  directly   or
indirectly to the United States Government shall only be made under conditions obligating the receiving party to protect the Proprietary Information to the extent permitted under the applicable Federal Acquisition Regulations. The disclosing party shall insure that all applicable requirements for marking of Proprietary Information under the Federal Acquisition Regulations have been fully complied with prior to the delivery of Proprietary Information directly or indirectly to the United States Government.

ARTICLE 10:    Patent Indemnity
               ----------------

          10.1 AEC shall at its expense defend, indemnify and hold Grumman and its customers harmless against any claim of patent, trademark, copyright or trade secret infringement arising from the Underlying Technology and the Application Technology provided that timely notice of such claim is given to AEC.

ARTICLE 11:    Successor in Interest; Additional Data Rights
               ---------------------------------------------

          11.1 AEC hereby grants to Grumman a right of first refusal to purchase the Application Technology in the event AEC receives a firm offer for same from another party. AEC promises to provide Grumman with prompt written notice ("AEC Notice") of any such offers and Grumman shall have a period of (Confidential Treatment) thereafter to provide AEC with written notice of its exercise of the right of first refusal upon the same terms and conditions of the firm offer as set forth in the AEC Notice.


          11.2 Upon delivery of the Engineering Prototypes, AEC shall immediately place into escrow pursuant to an escrow agreement mutually acceptable to the parties hereto with a mutually-agreeable escrow agent a complete copy of the Data Package. Grumman shall have access to the Data Package upon the occurrence of one of the following events:

          (a) If AEC is in default on a current Grumman procurement requirement, Grumman (i) shall be deemed to have a fully paid-up license to manufacture the Underlying Technology using the Data Package, and to sell the manufactured products to meet the contractual requirements of that procurement and (ii) shall pay to AEC a royalty of (Confidential Treatment) on each Headset System manufactured by Grumman. Payment of the royalty shall be made within (Confidential Treatment) after receipt by Grumman of payment for such headset but in no event no later than (Confidential Treatment) after such headset is manufactured pursuant to this Article 11.2(a).


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          (b)  AEC  or a  successor  in interest  thereto repudiates or breaches this Agreement in which event Grumman shall be deemed to have a fully paid-up, irrevocable world wide non-exclusive license to use the Data Package to manufacture and sell Headset Systems and/or components thereof which incorporate the Underlying Technology and shall pay to AEC the royalty as set forth in clause (a) above.

ARTICLE 12:    Press Releases
               --------------

          12.1 Neither party shall, without the other party's prior written consent, issue any news releases, advertisements, publicity or promotional material regarding the subject of this Agreement including the denial or confirmation of its existence. Notwithstanding the foregoing, Grumman hereby recognizes that such press release is subject to the requirements and approval of the American Stock Exchange.

ARTICLE 13:    Notices
               -------

          13.1 Any notice required or permitted by this Agreement shall be written and shall be delivered personally or by first class mail or fax addressed to the recipient at the addresses set forth below or to such changed address as a party may from time to time specify in writing for such purpose.

If to Grumman:

          Grumman Space and Electronics
          Aerospace & Electronics Group
          Great River, New York
          Attn:
          Telephone No.
          Telecopier No.

If to AEC:

          Andrea Electronics Corporation
          11-40 45th Road
          Long Island City, New York 11101
          Attn:  (Confidential Treatment)
          Telephone No.:  (718) 729-8500
          Telecopier No.:  (718) 729-8500

     Mailed notices shall be deemed received five (5) days after mailing, fax notices shall be deemed received twelve (12) hours after sending, but this provision shall not be interpreted as relieving the notifying party from accomplishing actual notice during normal business hours within a reasonable time after such mailing or fax transmission.

ARTICLE 14:    Termination and Refund
               ----------------------

                                      7
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          14.1  For the  purposes of  termination, this  Agreement is  divided into three Phases as follows:

               Phase 1 - Ends (Confidential Treatment) when AEC submits System prices to Grumman at PDR.

               Phase 2 - Ends (Confidential Treatment) ARO when AEC delivers functional test items.

               Phase 3 - Ends at delivery of all Prototypes.

          14.2 At the end of Phase 1, Grumman shall have the option to terminate this Agreement upon ten days' written notice to AEC in the event the Headset System price exceeds the target production price of (Confidential Treatment).

          14.3 Within (Confidential Treatment) of the end of Phase 2, Grumman shall have the option to terminate the Agreement upon (Confidential Treatment) written notice to AEC in the event the functional test items fail to meet the performance specification after Grumman/AEC-conducted testing and AEC cannot demonstrate a degree of probability satisfactory to Grumman that the Engineering Prototypes will meet the performance specification upon delivery.

          14.4 In the event of a termination in accordance with 14.2 or 14.3, or in the event that the Engineering Prototypes do not comply with the specification such that military sales contemplated hereunder are not, in the opinion of Grumman, feasible, (Confidential Treatment) of the amount of Grumman's share expended to date by AEC shall be refunded to it as hereinafter provided. AEC shall pay Grumman a (Confidential Treatment) royalty from the commercial sales of the Headset System until such time that the refund is paid in full, but no later than (Confidential Treatment) years from the date of this Agreement.

          14.5 Unless terminated earlier or otherwise extended by the parties, this Agreement shall terminate six years after the effective date hereof; provided, however, in the event that Grumman desires to terminate this Agreement as permitted hereunder prior to such six-year period, AEC shall have a (Confidential Treatment) period to cure any deficiencies. Grumman shall have the option, at its sole discretion, to extend this Agreement for an additional six-year period subject to mutually agreeable pricing terms.

          14.6 In the event that the headsets are not placed upon the QPL in accordance with Article 4.4 herein within (Confidential Treatment) after Phase 3, or in the event of a breach by Grumman of Articles 6.1, 7.3, 7.5 or 9, AEC shall have the option to terminate this Agreement upon (Confidential Treatment) notice to Grumman. In such event, Grumman shall have a (Confidential Treatment) period to cure any deficiencies.

          14.7 Upon termination, all rights and obligations of the parties except those contained in Articles 7.3, 7.4, 7.5, 9, 10 and 14.4 shall cease.


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ARTICLE 15:    Miscellaneous Provisions
               ------------------------

          15.1 This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, without the prior written consent of the other party.

          15.2 This Agreement constitutes the entire agreement between Grumman and AEC with respect to the subject matter hereof and supersedes all prior agreements both written and oral. No modification of this Agreement shall be valid unless it is in writing and is signed by officers of the parties hereto.

          15.3 The failure to enforce any of the terms and conditions of this Agreement by either one of the parties hereto shall not be deemed a waiver of any of the rights and privileges under this Agreement, or a waiver of the right to thereafter claim damages for deficiencies resulting from any misrepresentation, breach, warranty, or non-fulfillment of any obligation of the other party hereto.

          15.4 In the event that any one or more of the provisions of this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

          15.5 The rights and remedies set forth in the Agreement are in addition to and may modify but are not in substitution for those provided in law and equity. This Agreement shall be governed by and construed according to the domestic, substantive laws of the State of New York. All jurisdiction and venue shall lie in the State of New York, County of Nassau or County of Queens, including the U.S. Federal Courts therein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed below by their duly authorized representatives as of the day and year first above written.

GRUMMAN AEROSPACE CORPORATION                  ANDREA ELECTRONICS CORPORATION
AEROSPACE & ELECTRONICS GROUP


By:   (Confidential Treatment)                 By:  /s/ John N. Andrea
   ----------------------------                   ---------------------------
                                                  John N. Andrea
Title:    President
      -------------------------

Date:   9-23-93                                 By:  /s/ Douglas J. Andrea
     ---------------------------                   --------------------------
                                                   Douglas J. Andrea

                                                Title:  Co-Presidents
                                                      ------------------------


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